Exhibit 16.1

JEWETT, SCHWARTZ, WOLFE & ASSOCIATES
HOLLYWOOD, FL

March 1, 2011

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Dolphin Digital Media, Inc., Inc., (the “Company”) Form 8-K dated February 24, 2011, and are in agreement with the statements relating only to Jewett, Schwartz, Wolfe & Associates contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

s/s JEWETT, SCHWARTZ, WOLFE & ASSOCIATES